EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey S. Osman, President and CEO
Or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES RECORD EARNINGS FOR 2006

York, Pennsylvania, March 1, 2007: The York Water Company’s (Nasdaq: YORW) President and CEO, Jeffrey S. Osman, announced today that the Company has achieved yet another all-time high financial performance in 2006. The Company posted the highest ever operating revenues, operating income, earnings and earnings per share. Improved revenues, operating income and earnings are attributed to customer growth and increased rates, which became effective September 15, 2006.

President and CEO Osman reported that the operating revenues of $28.7 million were up 6.9% and that earnings of $6.1 million increased 4.4% compared to 2005.

During the year, the Company incurred over $21.7 million on construction projects, primarily on its water facilities to expand its service territory and serve new customers. During 2006, the Company installed over 178,000 feet of pipe to extend its distribution system.

Operating revenues for the fourth quarter increased $0.7 million or 10.4% over the fourth quarter of 2005. Net income for the fourth quarter increased $0.2 million or 17.1% compared to the fourth quarter 2005. Increased earnings during the fourth quarter of 2006 compared to the fourth quarter of 2005 are attributed to increased revenues resulting from operations and the rate increase, capitalized interest and reduced supplemental retirement expenses.

	Period Ended December 31
	In 000's (except per share)
	Quarter		Twelve Months
	2006	2005	2006	2005
Water Operating Revenues	$7,363	$6,669	$28,658	$26,805
Net Income	$1,627	$1,390	$6,091	$5,833
Average Number of Common Shares Outstanding	10,648	10,383	10,475	10,359
Basic Earnings Per Common Share	$0.15	$0.13	$0.58	$0.56
Dividends Paid Per Common Share	$0.118	$0.112	$0.454	$0.424

2005 share and per share amounts have been restated to reflect the three-for-two stock split effected September 11, 2006.